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                                                                 Exhibit  L(1)


                               PURCHASE AGREEMENT



         Counsellors New York Municipal Bond Fund (the "Fund"), a business trust organized under the laws of the Commonwealth of Massachusetts, and E.M. Warburg Pincus & Co., Inc. ("EMW") hereby agree as follows:

         1. The Fund offers EMW and EMW hereby purchases shares of beneficial interest of the Fund, par value $.001 per share (the "Shares"), consisting of 9,990 Shares (the "Fund Purchased Shares") of the Fund at a price of $10.00 per Share. EMW also has purchased at $10.00 per share from the Settlor of the Fund ("Settlor Shares"; together with the Fund Purchased Shares, the "Initial Shares").

         2. EMW represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

         3. In the event of a redemption of any Shares purchased by EMW, the first Shares so redeemed shall be the Initial Shares. EMW agrees that if ay holder of the Initial Shares redeems any Initial Shares in the Fund before five years after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses, in the same proportion as the number of Initial Shares being redeemed bears to the number of Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by EMW pursuant to this Agreement other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company of 1940 and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Fund


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of March, 1987.

                                           COUNSELLORS NEW YORK MUNICIPAL
                                           BOND FUND



                                           By: /s/ Arnold M. Reichman
                                               ---------------------------------


ATTEST:



-----------------------                    E.M. WARBURG, PINCUS & CO., INC.



                                           By: /s/ Arnold M. Reichman
                                               ---------------------------------


ATTEST:



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